EXHIBIT 1
Trades on July 7, 2009

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
								5. Amount of
		2A.Deemed						Securities	6. Ownership
	2. Transaction	Execution			4. Securities			Beneficially	Form:	7. Nature of
	Date	Date, if any			Acquired (A) or			Owned Following	Direct	Indirect
1. Title of	(Month/	(Month/	3. Transaction Code		Disposed of (D)			Reported	(D) or	Beneficial
Security	Day/	Day/	(Instr. 8)		(Instr. 3, 4 and 5)			Transaction(s)	Indirect (I)	Ownership
(Instr. 3)	Year)	Year)	Code	V	Amount	(A) or (D)	Price	(Instr. 3 and 4)	(Instr. 4)	(Instr. 4)
Common Stock	07/07/09		S		1,510	D	$6.1000	171,053	I	(2)
Common Stock	07/07/09		S		1,200	D	$6.1100	169,853	I	(2)
Common Stock	07/07/09		S		2,263	D	$6.1200	167,590	I	(2)
Common Stock	07/07/09		S		7,335	D	$6.1300	160,255	I	(2)
Common Stock	07/07/09		S		850	D	$6.1500	159,405	I	(2)

(2)	The reportable securities are owned directly by CDC IV, LLC and indirectly by CDC Operations LLC, David R. Ramsay, Argeris Karabelas and Jan Leschly. CDC Operations LLC disclaims beneficial ownership of the reportable securities and this report shall not be deemed an admission that CDC Operations LLC is the beneficial owner of such securities for purposes of Section 16 or any other purpose, except to the extent of its pecuniary interest therein. David R. Ramsay, Argeris Karabelas and Jan Leschly are each partners of CDC Operations LLC. Messrs. Ramsay, Karabelas and Leschly each disclaims beneficial ownership of the reportable securities and this report shall not be deemed an admission that Messrs. Ramsay, Karabelas and Leschly is the beneficial owner of such securities for purposes of Section 16 or any other purpose, except to the extent of their pecuniary interest therein.